EXHIBIT 10.17

August  10,  2004


                           JOHN M. FLOYD & ASSOCIATES
                      OVERDRAFT PRIVILEGE PROGRAM AGREEMENT



Mr. Rick Roberts
SVP/CFO
Cherokee Bank, National Association
1275 Riverstone Parkway
Canton,  Georgia  30114

Dear Mr. Roberts:

Based on our preliminary analysis, I am submitting this proposal for the engagement of our firm by Cherokee Bank, National Association - Canton, Georgia. Upon acceptance by Cherokee Bank, National Association, this proposal shall become the Agreement between John M. Floyd & Associates, Inc. (JMFA) and Cherokee Bank, National Association.

OBJECTIVES

Our objective is to install JMFA's Overdraft PrivilegeSM program in Cherokee Bank, NA. There will be an emphasis on installing a product that provides a competitive and popular service for your account holders and a significant increase in non-interest income without a significant increase in non-interest expense. Improvement in earnings will come from account holder acceptance and use of this proven product enhancement and accelerated account growth. We will install systems to monitor income streams and associated costs to insure Cherokee Bank, NA is receiving the appropriate income for the designed product. Accomplishing these objectives will result in an estimated increase in first-year earnings between $122,300 and $185,200. Because we are so confident that this increase is achievable, we offer our service on a contingency basis.

Following is a description of our project deliverables and the terms for the engagement.

OVERDRAFT  PRIVILEGE  PROGRAM

     1. Perform a comprehensive profile analysis of the demand deposit account holder base to establish Overdraft Privilege limits.

     2. At the financial institution's option, we will perform a comprehensive analysis of all other non-interest income and non-labor, non-interest expense and assist in the installation of reasonable operational changes.
          [ ]  PLEASE  INDICATE  YOUR  SELECTION  OF THIS OPTION BY CHECKING THE
               BOX.


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                                                                Mr. Rick Roberts
                                                                  March 22, 2005
                                                                          Page 2


     3. Make recommendations, as necessary, regarding deposit agreements to help insure compliance with truth in lending and other regulations.

     4. Perform an analysis of Cherokee Bank, NA's NSF and overdraft processing and assist Cherokee Bank, NA in making the necessary changes for an effective Overdraft Privilege Program.

     5. Furnish Cherokee Bank, NA with "camera ready" samples of marketing and advertising material to assure the success of the overdraft privilege product.

     6. Provide mailing services for kickoff and quarterly account holder communications, billed separately.

     7. Provide all necessary operational and systems/procedures training and materials.

     8. Provide sales training and support materials to account holder contact personnel to insure the success of the programs.

     9. Assist Cherokee Bank, NA in the installation of our automated management and collection system that functions with the core application processing system.

CONDUCT  OF  THE  ENGAGEMENT

The initial engagement will require approximately six to eight calendar weeks to complete, with quarterly on-site follow-up lasting for the contracted engagement period. Cherokee Bank, National Association also agrees to send the recommended program "kickoff' letter and quarterly "reminder" letters, mailed separately from other materials, as recommended by John M. Floyd & Associates consultants. Beginning the 3rd month, we will perform the above-referenced follow-up reviews quarterly to insure the success of the program. While the majority of the work will require that we be on-site, certain aspects may be analyzed or handled from our office.

COST  OF  THE  ENGAGEMENT

The cost to your institution for the engagement will be priced using the monthly quantified net increase in non-interest income and expenses related to NSF and overdraft income. Follow-up of the engagement may be extended in twelve-month increments and includes quarterly on-site visits as an extension of the initial contractual period for continuance of our Privilege Manager CRM(TM) software maintenance support and the compliance warranty. The table, below, provides pricing options. You may wish to consider these alternate pricing options to reduce (or increase) the amount of time of our consulting relationship. We would be happy to contract with you using these terms.


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                                                                Mr. Rick Roberts
                                                                  March 22, 2005
                                                                          Page 3


-------------------------------------------------------------------------
PRICING OPTION   MONTHLY BILLING     BILLING   BILLING  FOLLOW-   FOLLOW
                                     MONTHS    INITIAL     UP       UP
                                                        BILLING   INITIAL
--------------  ------------------  ---------  -------  --------  -------
Two Year        1/3 of monthly
Engagement      increase in NSF/OD  24 months                 9%
                income
--------------  ------------------  ---------  -------  --------  -------
Three Year      24% of monthly
Engagement      increase in NSF/OD  36 months                12%
                income
--------------  ------------------  ---------  -------  --------  -------
Four Year       20% of monthly
Engagement      increase in NSF/OD  48 months                15%
                income
--------------  ------------------  ---------  -------  --------  -------
Five Year       18% of monthly
Engagement      increase in NSF/OD  60 months
                income
-------------------------------------------------------------------------

Cherokee Bank, NA will pay out-of-pocket expenses during all project phases. John M. Floyd & Associates has agreed to waive the $10,000 retainer as long as the overdraft privilege program is installed within 90 days. After the recommendations have been installed and monitored for not less than sixty (60) days, we will quantify the increased income and Cherokee Bank, NA agrees to pay monthly the fees, as referenced above. The monthly billings are to be paid by the 15th of each month. We will invoice semi-monthly for out-of-pocket expenses during initial analysis, presentation, implementation or follow-up phases.

Fees to John M. Floyd & Associates will commence not less than sixty (60) days following the first full month after the installation of recommendations and will continue throughout the contracted engagement period.


QUANTIFICATION  OF  EARNINGS

Increases in net NSF and overdraft income are based on reasonable changes that can be affected on existing income or expenses realized as a result of our recommendations. Increased labor to collect overdrawn Overdraft Privilege accounts and charged off overdrafts associated with the Overdraft Privilege program will be netted against the increases in NSF and overdraft income or decreases in expenses. Tracking of the increases will begin at the beginning of the month that occurs not less than 60 days after program implementation.

The normalized base will be used to calculate the net average existing NSF and OD revenue per active (defined as an account that has not been inactive for more than 6 months) checking account, not including money market accounts. Increases in NSF and OD income during the contractual period will be measured using the net average increase from NSF and OD revenue per active checking account over the base period. Cherokee Bank, NA agrees to furnish at the beginning of the initial engagement a list of NSF related areas Cherokee Sank, NA wishes to exclude from this engagement. Any items not listed on the exclusion list will be considered open for analysis by JMFA staff and will be added to the quantification of earnings, as applicable.


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                                                                Mr. Rick Roberts
                                                                  March 22, 2005
                                                                          Page 4


Additionally, the client agrees to provide monthly financial tracking information including access by JMFA to client's general ledger and its supporting schedules.

If a recommendation is not approved it will not be included in the fee calculation. However, if any recommendation, within 24 months of the initial engagement, is installed or approved or approved as modified, or initially declined and later approved as recommended or as subsequently modified, it will be included in the fee calculation.

BEAR IN MIND THAT THESE PROJECTED EARNINGS GAINS ARE FOR THE FIRST YEAR ONLY AND
--------------------------------------------------------------------------------
THAT  MUCH,  IF  NOT  ALL,  OF THESE EARNINGS WILL CARRY FORWARD INTO SUCCEEDING
--------------------------------------------------------------------------------
YEARS.
-----

We can provide our assistance in a fashion that is both timely and efficient, as well as highly cost effective. The specifics of our proposal, including a description of the approach we will take, are as follows:

ANALYSIS PHASE

     1. Identify existing account structures and insufficient funds check processing procedures, mode of operation, transaction volume levels, and patterns, etc. currently in use or occurring. This is accomplished through interviews, empirical observation, and review of historical data.

     2. At the financial institution's option, we will perform a comprehensive analysis of all other non-interest income and non-labor, non-interest expense and assist in the installation of reasonable operational changes.

PRESENTATION PHASE

     1. Review with management our recommended changes and the results that can be anticipated. We will identify each recommendation's impact on Cherokee Bank, NA's compliance, operations, technology, marketing and quality of service.

     2. Identify those recommendations that are approved. Formulate a plan and timetable for implementation and designate the individuals from Cherokee Bank, NA's staff and from our staff who will be responsible for implementation.

     3. Meet with the affected parties to review and "sell" the recommendations, which have been approved by management for implementation.

IMPLEMENTATION PHASE

     1. Coordinate efforts of JMFA and Cherokee Bank, NA's staff to assist in implementation of all approved recommendations. Cherokee Bank, NA will be responsible to provide adequate staff to accomplish implementation objectives.


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                                                                Mr. Rick Roberts
                                                                  March 22, 2005
                                                                          Page 5


     2. Insure production and mailing of recommended "kickoff" and quarterly "reminder" letters at Cherokee Bank, NA's expense.

     3. Provide on-site training for all applicable client personnel and assistance with client and accountholder awareness and marketing materials. Cherokee Bank, NA will be responsible for utilizing JMFA-provided materials as recommended.

     4. Install systems to monitor income streams and associated costs to insure Cherokee Bank, NA is receiving the appropriate income for the designed product. Assist Cherokee Bank, NA's staff with appropriate training on these systems during the contract period. Cherokee Bank, NA will be responsible to maintain adequate staff to insure systems reporting.

     5. Design and install monitoring and reporting mechanisms in order to chart progress, performance, and results. Assist Cherokee Bank, NA's staff with installation, procedures, and results analysis, as appropriate.

FOLLOW-UP PHASE

     1. Meet with management to review the status and results of changes which have been approved for implementation.

     2. Develop and install any adjustments required to "fine-tune" the products we have installed.

     3. Perform on-site, quarterly follow-up visits to evaluate and further refine the Overdraft Privilege Program.

PRIVILEGE MANAGER CRM(TM) SUPPORT

If you choose to install the PRIVILEGE MANAGER CRM(TM) solution, we will provide support during the contractual period at no charge. After the contractual period, we will provide technical support for $3,000 per year.

John M. Floyd & Associates will provide the initial file layouts to Cherokee Bank, NA upon completion of the initial installation of the overdraft privilege product. Cherokee Bank, NA will be responsible for providing John M. Floyd & Associates with new file layouts prior to an upgrade of their core system. We will send an upgrade of the PRIVILEGE MANAGER CRM(TM) to Cherokee Bank, NA to be installed at the same time the core upgrade is implemented. The layouts should be provided to us at least four weeks in advance of the installation of the core system upgrade to allow time for John M. Floyd & Associates to upgrade the software interface between the core system and PRIVILEGE MANAGER CRM(TM). Should the file layouts not be received four weeks in advance of the core upgrade we cannot guarantee completion of the interface changes prior to the system upgrade. Cherokee Bank, NA will be responsible for any


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                                                                Mr. Rick Roberts
                                                                  March 22, 2005
                                                                          Page 6


necessary  travel  expenses,  however  none  are  anticipated.

OUT-OF-POCKET EXPENSES

Our goal is to keep out-of-pocket expenses to a minimum. Out-of-pocket expenses consist of reasonable travel expenses, telephone ($1.00 per man-hour expended), copies & supplies ($.75 per man-hour expended), FedEx charges and other unusual expenses. Airline tickets will not exceed coach fares and Cherokee Bank, National Association has the choice of either actual cost or per diem for consultant expenditures.

EMPLOYMENT OF PERSONNEL

Each one of our and your employees and contractors has been highly trained at each party's respective expense. Should either party hire one of the other party's employees or contractors on or before one (1) year after the date of completion of the engagement to be performed hereunder, the hiring party will compensate the other party for the loss of such employee in an amount equal to the annual compensation paid by the prior employer to the employee during the one (1) year period immediately preceding the date of employment. The one (1) year period provided for in this paragraph shall be independent and separate of any other restrictive period contained elsewhere in this agreement.

WARRANTY

John. M. Floyd & Associates hereby warrants that its Overdraft Privilege program is compliant with existing state and federal regulations as currently interpreted by regulatory agencies. Further, John M. Floyd & Associates certifies that, to the best of its knowledge, none of its clients have ever received adverse criticism by any regulatory authority on its Overdraft Privilege programs. We also warrant that our PRIVILEGE MANAGER CRM(TM) is fully compatible with your core processing system.

John M. Floyd & Associates will not be liable if Cherokee Bank, NA changes any of the customer education materials (e.g., kickoff letter, quarterly reminder letters, or discretionary overdraft privilege policy) provided during the contracted engagement period. This warranty will be considered nullified if Cherokee Bank, NA fails to mail the kickoff letter and quarterly letters, with the discretionary overdraft privilege policy attached, as recommended.

CONFIDENTIALITY

The contents of this proposal should be treated as confidential material between John M. Floyd & Associates and Cherokee Bank, NA. We agree that neither John M. Floyd & Associates nor any of our employees or contractors will use or disclose any data about Cherokee Bank, NA as a result of this consulting engagement that is not published call report information, without prior written consent from Cherokee Bank, NA. We understand that we may use the data in our


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                                                                Mr. Rick Roberts
                                                                  March 22, 2005
                                                                          Page 7


database as long as there is no reference to Cherokee Bank, NA. Cherokee Bank, NA agrees that they will not share any recommendations or materials from this study with anyone not affiliated with Cherokee Bank, NA. If any recommendations or materials or software are shared or adopted either in their original or modified form by other member institutions, companies or affiliated financial institutions of Cherokee Bank, NA or its holding company, then Cherokee Bank, NA agrees to compensate John M. Floyd & Associates on the same terms as stated in this proposal.

We thank you for the opportunity to submit this proposal and look forward to working with you, your staff and your organization. We would like to begin the engagement at your earliest convenience.

Sincerely,



Ed Juskowski
Regional Director


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                                                                Mr. Rick Roberts
                                                                  March 22, 2005
                                                                          Page 8


                                          ACCEPTED BY:-
John M. Floyd                             A. R. Roberts, III
Chairman                                  SVP/CFO
John M. Floyd & Associates                Cherokee Bank, National Association
Baytown, Texas                            Canton, Georgia



______________________________________    ______________________________________
Signature                                 Signature


______________________________________    ______________________________________
Date                                      Date


             UPON ACCEPTANCE, PLEASE SIGN BOTH COPIES AND RETURN TO:

                           JOHN M. FLOYD & ASSOCIATES
                               125 N. BURNET DRIVE
                              BAYTOWN, TEXAS 77520


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